ASSET PURCHASE, LICENSING AND
                          -----------------------------
                             DISTRIBUTION AGREEMENT
                             ----------------------


                  This Agreement is made as of this 1st day of June, 1997 between POORE BROTHERS OF TEXAS, INC., a Texas corporation, whose business address is 7801 North Shepard Boulevard, Suite 100, Houston, Texas 77088 ("Seller") and DAVID HECHT, whose business address is 6038 Dumfries, Houston, Texas 77096 ("Buyer").

                  WHEREAS, Seller has operated a potato chip and other food product distributing business in Houston, Texas, which Buyer is desirous of acquiring and continuing to operate;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and with other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

                  1. Sale of Assets. Seller hereby agrees to sell and transfer to Buyer certain assets and grant certain licenses that will enable Buyer to operate the above-described business. Attached hereto as Exhibit "A" is a schedule of the equipment belonging to Seller being acquired by Buyer (the "Equipment"); Seller shall, at the Closing, deliver to Buyer a bill of sale in form and substance reasonably satisfactory to Buyer transferring title to the Equipment owned by Seller to Buyer free, clear and unencumbered. Seller shall also deliver to Buyer the certificates of title to the motor vehicles listed on Exhibit "A" with appropriate signatures such that title to the motor vehicles can be transferred to Buyer. All of Seller's product inventory which is not damaged, is currently authorized and with a code date indicating expiration more than 21 days after the Closing Date (as defined herein) shall be transferred to Buyer. Such inventory is listed on Exhibit "A-1". At the Closing, Seller will transfer to Buyer all customer lists, leads, prospects and other business information used by Seller in connection with the business. The equipment listed on Exhibit "A," the inventory listed on Exhibit "A-1," and all customer lists and other tangible or intangible information to be transferred hereunder, are sometimes collectively referred to as the "Assets."

                  2. Current Office Lease. Prior to Closing, Seller gave notice to the Landlord of the building where the business currently operates, of Seller's intention to terminate the lease and vacate the premises within 60 days after the date of the notice. Seller shall be responsible for rental payments required by the lease and Buyer shall be permitted, but not required, to remain in such space for the balance of the 60-day period remaining after the Closing without being obligated to make basic rental payments, but Buyer, if it elects to remain in the space for any period after the Closing, shall be responsible for all other expenses, fees and charges which are the tenant's obligations under the Lease. A copy of the Lease has been provided to Buyer. The consent of the Landlord to subletting the space to Buyer will be obtained prior to Closing. During the period in which Buyer occupies the leased space, Buyer shall be obligated to pay all charges and fees other than basic rent, including, but not limited to, liability insurance (adding Seller as an additional named insured), utilities, taxes and similar charges. Thereafter, Buyer shall be responsible for obtaining space in which to operate the business without further obligation on the part of Seller.

                  3. Accounts Receivable. All accounts receivables and all amounts due, whether billed or unbilled, for products sold prior to the closing date shall remain the property of Seller and Buyer shall have no right or interest therein. All payments applicable to these accounts shall be applied to the accounts on the basis that each customer's payments shall be applied based on invoice date. All payments for invoices dated prior to May 31, 1997 shall be remitted to Seller. Payments of amounts due to Seller for the receivable actually received by Buyer or to Buyer's account shall be transmitted to Seller within three days. Seller shall have the right to inspect Buyer's books and records from time to time to confirm that Buyer has appropriately accounted for all payments received.

                  Buyer shall use its good faith efforts and good business practice to collect all amounts due as promptly as possible; Buyer shall consult with Seller as to any receivables to be written down or compromised or turned to collection. Buyer shall provide a bi-weekly listing of the status of the accounts including the amounts collected for such period, unpaid balances and steps taken towards collection. The amount due as described in this paragraph shall not be subject to offset for any amounts otherwise due or claimed to be due by Buyer from Seller.

                  4. Assets and Business Being Purchased "As Is" and "Where Is". Buyer acknowledges that Seller has made available all books and records about the business being acquired pursuant to this Agreement. Accordingly, all assets of the business being acquired hereunder are being acquired "AS IS" and "WHERE IS" without any warranty, express or implied, from Seller; no warranty is given as to the condition or status thereof or as to the future prospects or financial prospects of the business being acquired hereunder. Buyer and its principal are relying solely upon their own independent review and analysis with regard to their decision to purchase the business as provided herein.

                  5. Purchase Price. The purchase price to be paid for the Assets by Buyer to Seller is $156,828.42 which is the inventory priced at the lower of cost, as evidenced by actual invoices (including trade, but not cash discounts), or market. The purchase price shall be paid as follows: one-half of the amount ($78,414.21) shall be paid in cash, certified check or wire transfer at Closing or as soon thereafter as the value of the inventory has been determined. The unpaid amount as of the Closing shall be evidenced by a Promissory Note (Exhibit "B") to Seller which shall be executed by David Hecht and his spouse. The Promissory Note will be non-interest bearing and will be due one year after the Closing. If the Promissory Note is not paid when due, then in addition to all other remedies available to Seller hereunder, or the holder of the Promissory Note thereunder, the Promissory Note shall bear interest at the rate of 18% per annum until paid.

                  6. Grant of  License; Territory;  Availability of  Product and
                     Pricing.

                           a. License and  Territory.  Seller  hereby  grants to
Buyer the right to use the name "Poore Brothers of Texas" in connection with the business for a period of one (1) year after Closing, subject to the following conditions. Buyer may not use any mark, logo, device or design when using the name "Poore Brothers of Texas" without the express written consent of Seller or Seller's parent corporation, Poore Brothers, Inc. Further, the license granted to Buyer hereunder shall be restricted to an area within a 100-mile radius of the United States Courthouse in Houston, Texas (the "Territory"). Buyer is Seller's exclusive distributor in the Territory and Seller shall not sell to any other party in the Territory except for the vending channel. Buyer shall have no right to use the name "Poore Brothers of Texas" outside that territory. To the maximum extent permitted by law, Buyer understands and agrees that in the event Buyer or any affiliate of Buyer markets or distributes any kettle chip inside the Territory other than Poore Brothers kettle chips, then Buyer's license as described in this paragraph shall be immediately revoked. Buyer shall have no right to use the name "Poore Brothers" or the Poore Brothers logo. Notwithstanding any other provision of this Agreement, Seller shall have the right to enforce this provision by judicial or any other lawful means.

                           b. Product and Pricing.  Attached as Exhibit "C" is a
schedule showing the prices at which Seller, or an affiliate of Seller, shall sell Poore Brothers products to Buyer. Prices reflected on Exhibit "C" shall be binding upon the parties for a period of six months after the Closing. Prices shall be FOB Nashville, Tennessee or Goodyear, Arizona, as mutually agreed. Payment terms for such products purchased by Buyer shall be 2% 10 days, net 30 days. After six months, Poore Brothers products shall be sold at reasonable market prices to Buyer and on standard payment terms. To the maximum extent permitted by law, Buyer shall purchase all of its requirements of kettle chips from Poore Brothers, Inc. for a period of two (2) years after Closing.

                  7. Support by Seller. At Closing, Seller shall pay Buyer the sum of Eighteen Thousand Dollars ($18,000.00) as assistance to enhance Buyer's ability to operate the business on a profitable basis. As additional assistance, Seller agrees to reimburse Buyer for salaries and employer-paid payroll taxes (such as FICA) of existing salaried employees of Seller, at current rates, for a period of thirty days after Closing, as well as other benefits as to which the parties may agree. Buyer shall advise Seller no later than three business days before Buyer's payroll must be met of the gross amount due, and, if Seller concurs that the amount is correct, Seller shall immediately forward by wire or other expeditious means, an amount sufficient to cover Buyer's payroll obligation to those transferred employees. The parties acknowledge that there may be one or more employees of Seller who choose not to transfer to Buyer's payroll and Buyer shall have no obligation with respect to any such employee.

                  8. Closing. The Closing shall occur on June 1, 1997, herein sometimes referred to as the Closing Date.

                  9. Each Party Responsible For Its Own Conduct of the Business. Seller shall be responsible for any liabilities, costs or expenses arising out of the operation of the business prior to the Closing Date. Except as otherwise provided herein, Buyer shall be responsible for any liabilities, costs or expenses arising out of the operation of the business after the Closing Date. Each party shall defend, indemnify and hold the other harmless in the event any claim, award, judgment or other liability is made or asserted against one party because of the other's operation of the business. Buyer shall maintain comprehensive general liability insurance in the amount of One Million Dollars ($1,000,000.00) on the leased premises described in Section 2 hereof; such insurance shall list Seller as an additional named insured.

                  10. Maintenance of Records. All customer records associated with the operation of the business prior to Closing shall be transferred to Buyer at Closing provided Seller shall have the access and use of such records for purposes of determining that Buyer has appropriately accounted for and allocated receipts from such customers. Seller may make and retain copies of any records it believes are appropriate. In the event Seller revokes the license granted in Section 6 hereof, then all records pertaining to customers of kettle chips shall be immediately transferred to Seller. Buyer shall not destroy or otherwise dispose of any records of customers of the business existing at the time of Closing without the consent of the Seller, for a period of 18 months after the Closing. Buyer shall follow good business practice in maintaining adequate information about customers, including, but not limited to, accounts receivable and account aging.

                  11.   Representations   and   Warranties  of  Seller.   Seller
represents and warrants to Buyer that:

                           11.1  Authorization  of  Agreement.   This  Agreement
constitutes a valid and legally binding obligation of Seller, enforceable according to its terms and Seller has all necessary approvals to execute this Agreement. The execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement and compliance by Seller with all the provisions of this Agreement will not: (a) violate any provision of the terms of any applicable law, rules, or regulation of any governmental body having jurisdiction; or (b) result in the breach of, or accelerate or permit the acceleration of the performance required by, any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation of any nature whatsoever to which Seller is a party or by which the Assets may be bound.

                           11.2 Title to Assets.  Seller has good and marketable
title to all Assets listed or described in Section 1 which are to be sold or delivered to Buyer pursuant to this Agreement, free and clear of all mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever.

                           11.3 Intangible  Property.  All patents,  trademarks,
service marks, trade names and copyrights, or applications for these intellectual properties to be licensed to Buyer pursuant to Section 6 hereof are owned by Seller, were validly issued, and are currently in full force and effect. Seller has not received any notice with respect to any alleged infringement or unlawful use of any patent, trademark, service mark, trade name, copyright, process, invention, formula or other intangible property right owned by others.

                           11.4 No  Adverse  Conditions.  There  are no  unknown
adverse conditions or circumstances that may interfere with Buyer's use and enjoyment of or opportunity to resell or encumber any Assets of Seller to be purchased by this Agreement or that might otherwise impede Buyer's ability to conduct the business using the Assets.

                           11.5   No   Omissions   or   Misrepresentations.   No
representation, warranty, or statement of Seller omits or will omit to state any material fact necessary to make each representation or warranty or statement in this Agreement accurate and not misleading in any material respect.

                  12. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

                           12.1  Authorization  of  Agreement.   This  Agreement
constitutes a valid and legally binding obligation of Buyer enforceable according to its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated by this Agreement, will violate any provision of the terms of any applicable law, rule, or regulation of any governmental body having jurisdiction.

                  13. Conditions to Obligations of Seller to Close. The obligation of Seller to consummate this Agreement is subject to the satisfaction on or before the Closing Date of the following conditions, unless waived by Seller.

                           13.1  Payment of Purchase  Price.  Seller  shall have
received payment in cash, by certified check or wire transfer of the cash consideration and the Promissory Note shall have been delivered to Seller by Buyer.

                  14. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given when deposited in the mail and sent by registered or certified mail, return receipt requested, postage prepaid to the address set forth at the beginning of this Agreement or such other addresses as shall be furnished in writing by any party named above, and any such notice or communication shall be deemed to have been given as of the date so mailed.

                  15. Binding Upon Successors; Limitation Upon Assignment. This Agreement is binding upon and shall inure to the benefit of the parties' successors and assigns. Seller may assign this Agreement and/or its rights and obligations hereunder to an affiliated entity. Buyer may not assign this Agreement nor any of its rights of obligations hereunder except to an entity controlled by Buyer, without the prior written consent of Seller in its sole discretion.

                  16. Entire Agreement; Severability. This Agreement and exhibits hereto constitute the entire agreement of the parties, incorporates all prior agreements and understandings of the parties, and may be amended only by written agreement duly executed by both Seller and Buyer. In the event any provision hereof is determined to be illegal or unenforceable, it shall be deemed modified to the extent necessary to remove the illegality or unenforceability.

                  17. Arbitration; Limitation. In the event of a dispute between the parties with respect to the duties, rights or obligations of either arising under this Agreement, the parties shall submit the dispute to binding arbitration in Houston, Texas under the commercial rules of the American
Arbitration Association. This provision shall not prohibit Seller from seeking judicial relief to enforce its rights pursuant to the license granted in Section 6.a. hereof.

                  18. Texas Law to Govern. This Agreement shall be construed in accordance with the laws of Texas.

                  19. No Waiver. Failure of either party to insist upon strict compliance with any provision hereof shall not constitute a waiver of the right to insist upon strict compliance with any other provision or any other occurrence.

                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
Agreement effective as of the above date.

Witness:                                  POORE BROTHERS OF TEXAS, INC., a
                                          Texas corporation


/s/ Gena Van Den Berg                     By: /s/ Thomas W. Freeze
-----------------------------------       --------------------------------------
                                          Its: V.P. & C.F.O., Secretary
                                          --------------------------------------

-----------------------------------


Witness:                                  /s/ David Hecht,
                                          --------------------------------------
                                          DAVID HECHT


-----------------------------------


-----------------------------------

                                 EQUIPMENT LIST
                                 --------------


DESCRIPTION                PURCHASED        DESCRIPTION                PURCHASED
-----------                ---------        -----------                ---------

FILM PLATES                                 OFFICE EQUIPMENT
2- PLATES                     Jul-94        DESK/FILE CABINET             Oct-92
2- PLATES                     Feb-95        COPIER                        Dec-92
                                            FURNITURE                     Mar-93
WAREHOUSE EQUIPMENT                         CHAIR/TABLE                   Aug-93
PALLET JACK                   Aug-91        FILE CABINET                  Oct-93
FORKLIFT                      Nov-92        REFRIGERATOR                  Jan-94
COMPUTER                      Jan-92        CHAIR/TABLE                   Feb-94
TRANSFORMER                   Oct-92        CHAIR                         Feb-94
COMPUTER UPGRADE              Jan-93        MICROWAVE                     Nov-94
PALLET JACK                   Mar-93        PRINTER                       Jan-95
TELEPHONE                     Aug-93        COMPUTER                      Feb-95
COMPUTER                      Sep-93        HP DESKJET PRINTER            Apr-96
COMPUTER UPGRADE              Oct-93        COMPUTER                      Mar-97
PRINTER                       Dec-93
FAX                           Feb-94        VEHICLES
BBQ                           Jun-94        92 ISUZU 16' Box Van          Jun-91
COMPUTER                      Aug-94        92 CHEVY 14' Box Van          Jul-91
FAX                           Sep-94        91 ISUZU Box Van              Mar-92
COMPUTER                      Dec-94        91 ISUZU Box Van              Apr-93
COMPUTER                      Dec-94        90 IVECO Box Truck            Aug-93
FAX                           Dec-94        86 ISUZU 14' Step Van         Jun-94
STORAGE RACK                  Feb-95        81 VAN GMC Box                Oct-95
PRINTER                       Feb-95
CONTAINER                     Jun-95
STORAGE RACK                  Nov-95

                                 EXHIBIT "A" TO
                            ASSET PURCHASE AGREEMENT

                                PRODUCT INVENTORY
                                  June 1, 1997


PRODUCT                                   CASES         UNITS        Total Cost
SNYDERS                                   3,424           801        $ 41,726.84
OBERTO                                      168           183        $  7,097.76
CHILDERS                                    234            30        $  2,894.76
SMART TEMP                                  471            24        $  5,298.32
PREZ.CHOICE                                 281            12        $  2,135.94
VALUE TIME                                  441            16        $  4,080.17
R'MARKABLES                                  68             8        $    847.33
ON/BORDER                                   706           115        $  9,701.88
POORE BROS                                5,012           616        $ 29,438.67
PB DIPS                                     369            35        $  5,903.48
KEEBLER                                     175            43        $  2,818.27
TX FLV DUST                                   1           298        $    483.19
M.L.WEEKS                                   180            59        $  1,618.42
PACE                                        160            50        $  1,753.30
TX A& M                                      71             6        $  1,861.86
MOM'S                                       115            48        $  3,912.72
RICK'S                                       12            12        $    319.80
AUSTIN CRCKRS                               507           197        $ 13,956.30
CORDUA                                      139           127        $  4,098.20
RAINFOREST                                    4            11        $     72.75
FIOREVANTE                                   79           102        $  2,324.33
HVJ BRAND                                   121           137        $  3,138.82
JOSLIN VEG                                  176           234        $  3,272.03
PEPPSoftheW                                 148           255        $  3,327.19
SUNSHINE                                     53            12        $    793.88
OCCAS. COFFEE                                 0            18        $      0.00
KEEBLER                                     118             0        $  2,158.24
COZY CABIN                                   59             0        $    914.50
MILLERS SALSA                                20             0        $    338.40
DOS PADRES                                   58             0        $    531.17
CALIDAD CHEESE SAUCE                          2             0        $      9.90

TOTAL INVENTORY                          13,372         3,449        $156,828.42

                                EXHIBIT "A-1" TO
                            ASSET PURCHASE AGREEMENT

                                 PROMISSORY NOTE


$78,414.21                       Houston, Texas                     June 4, 1997


         FOR VALUE RECEIVED, the undersigned promises to pay to the order of Poore Brothers of Texas, Inc. ("Holder"), at Houston, Texas, or at such other place as the Holder of this Note may designate, the principal sum of seventy eight thousand four hundred fourteen and 21/100 ($78,414.21) in lawful money of the United States of America, on or before June 3, 1998.

         If this Note is not paid in full at maturity, the principal remaining unpaid shall bear interest at the rate of eighteen percent (18%) per annum from the date of default. Any payments received after default shall be applied first to accrued interest and then to principal.


                                        /s/ David Hecht
                                        ----------------------------------------
                                        DAVID HECHT

                                        /s/ Celine Hecht
                                        ----------------------------------------
                                        CELINE HECHT


                                 EXHIBIT "B" TO
                            ASSET PURCHASE AGREEMENT

                            PRODUCT AND PRICING LIST
                            ------------------------


                                                        Unit Cost
                                                        ---------

                  1 oz                                   $    .12

                  6 oz                                   $    .51

                  12 oz                                  $   1.06


                                 EXHIBIT "C" TO
                            ASSET PURCHASE AGREEMENT